Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES THIRD QUARTER 2014 RESULTS

DALLAS, October 21, 2014-Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2014 results, updated its guidance for full-year 2014 adjusted earnings per share to take into account the pending spin-off of its health care business and initiated an organization restructuring.
Executive Summary

•
Third quarter 2014 net sales of $5.4 billion increased 3 percent compared to the year-ago period. Organic sales rose 4 percent, including a 10 percent increase in K-C International. Organic sales exclude the impact of changes in foreign currency exchange rates and lower sales as a result of European strategic changes.

•	Diluted net income per share for the third quarter was $1.50 in 2014 and $1.42 in 2013.

•
Third quarter adjusted earnings per share were an all-time record $1.61 in 2014 compared to $1.44 in the year-ago period. Performance benefited from organic sales growth, cost savings and a lower share count, while comparisons were negatively impacted by input cost inflation, unfavorable foreign currency exchange rate effects, a higher adjusted effective tax rate and lower net income from equity companies. Adjusted earnings per share in both years exclude certain items described later in this press release.

•
Full-year adjusted earnings per share in 2014 are expected to be $5.93 to $6.03, assuming the spin-off of the company’s health care business occurs at the end of October 2014. This guidance includes a 10 cent per share impact from the spin-off of the last two months of 2014 health care earnings. The previous target for adjusted earnings per share was $6.00 to $6.15 and assumed a full year of results for the health care business.

•
The company is also initiating a restructuring program to improve organization efficiency and offset the impact of stranded overhead costs resulting from the health care spin-off. The restructuring is expected to cost $130 to $160 million after-tax and generate cumulative pre-tax savings of $120 to $140 million.

Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered another very good quarter of results, with solid organic sales growth, significant cost savings and margin improvement, and double-digit growth in adjusted earnings per share. We also made further progress with targeted growth initiatives, launched product innovations and supported our brands with increased advertising spending. We generated strong cash flow and continued to allocate capital in shareholder-friendly ways. I’m encouraged with our execution in a challenging environment. And our full-year guidance is consistent with our previous outlook, adjusting for the spin-off of our health care business.”
Falk added, “The restructuring program we are undertaking will make our organization more efficient, allow us to offset the impact of stranded overhead costs from the spin-off and give us additional flexibility to invest for future growth. This effort is further evidence of how we manage our company with financial discipline and our commitment to generate attractive returns to shareholders.”
Third Quarter 2014 Operating Results
Sales of $5.4 billion in the third quarter of 2014 were up more than 3 percent compared to the year-ago period. Organic sales rose 4 percent, with volumes and net selling prices each up 2 percent. Lower sales in conjunction with European strategic changes and changes in foreign currency exchange rates each reduced sales slightly.
Operating profit was $907 million in the third quarter of 2014 versus $807 million in 2013. Adjusted operating profit was $948 million in the third quarter of 2014, up 15 percent compared to $821 million in the year-ago period. Adjusted results in 2014 exclude $40 million of transaction and related costs for the spin-off of the health care business and $1 million of restructuring costs for European strategic changes. Adjusted results in 2013 exclude $14 million of restructuring costs for European strategic changes.
The year-over-year adjusted operating profit comparison benefited from organic sales growth and $100 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program. Total marketing, research and general expenses were down slightly versus prior-year levels, despite a $10 million increase in advertising spending. Input costs increased $55 million overall, with $35 million of increased costs for raw materials other than fiber, $10 million of higher fiber costs and $10 million of increased distribution costs. Foreign currency translation effects had minimal overall impact on operating profit, while currency transaction effects negatively impacted the operating profit comparison, primarily in Eastern Europe and Latin America. On an adjusted basis, other (income) and expense, net was income of $17 million in the third quarter of 2014, including a gain on the sale of certain non-core assets, compared to $5 million of expense in the year-ago period.
The third quarter effective tax rate was 34.5 percent in 2014 compared to 30.3 percent in 2013. The third quarter adjusted effective tax rate, which excludes the effects of the previously mentioned items excluded from adjusted earnings per share, was 32.5 percent in 2014 and 30.2 percent in 2013. The company continues to expect a full-year 2014 adjusted effective tax rate between 31.0 and 32.5 percent.
Kimberly-Clark's share of net income of equity companies in the third quarter was $31 million in 2014 and $49 million in 2013. At Kimberly-Clark de Mexico, S.A.B., results were negatively impacted by lower net sales and input cost increases, partially offset by cost savings.
Cash Flow and Balance Sheet
Cash provided by operations in the third quarter of 2014 was $976 million compared to $912 million in 2013. The increase was driven by improved working capital. Capital spending for the third quarter was $291 million in 2014 and $203 million in 2013. Full-year capital spending is expected to be toward the low end of the company’s target range of $1.0 to $1.2 billion.

Third quarter 2014 share repurchases were 1.8 million shares at a cost of $191 million. Kimberly-Clark announced on October 7 that it expects to receive a one-time cash payment from Halyard Health in conjunction with the health care spin-off and as a result increased its full-year share repurchase target to $2.0 billion, up from the prior range of $1.3 to $1.5 billion. Total debt and redeemable securities was $7.0 billion at September 30, 2014 and $6.3 billion at the end of 2013.
Third Quarter 2014 Business Segment Results
Personal Care Segment
Third quarter sales of $2.5 billion increased 4 percent. Net selling prices rose 3 percent, organic volumes increased 2 percent and product mix improved slightly. Currency rates were unfavorable by 1 percent and lower sales as a result of European strategic changes reduced sales slightly. Third quarter operating profit of $483 million increased 13 percent. The comparison benefited from organic sales growth and cost savings, partially offset by input cost inflation and unfavorable effects from changes in currency rates.
Sales in North America decreased 1 percent. Volumes were down more than 1 percent while net selling prices were up about 1 percent. Adult care volumes increased double-digits, including benefits from innovation and promotion shipments, and Huggies baby wipes volumes rose mid-single digits. Child care volumes were similar to year-ago levels, as benefits from the launch of new GoodNites youth pants were offset by lower Pull-Ups training pants volumes. Huggies diaper volumes were off low-double digits compared to mid-single digit growth in the year-ago period and were impacted by market share declines and competitive promotional activity.
Sales in K-C International increased 9 percent despite a 3 point negative impact from changes in currency rates. Volumes and net selling prices each improved 6 percent. The volume increase was driven by gains in Brazil, China, Russia/Eastern Europe, South Africa, South Korea and Vietnam. The higher net selling prices were driven by increases in Latin America and Eastern Europe in response to weaker currency rates and cost inflation.
Sales in Europe decreased 5 percent, including a 6 point negative impact from lower sales in conjunction with European strategic changes. Organic volumes and net selling prices were each down 2 percent, while currency rates were favorable by 5 percent.
Consumer Tissue Segment
Third quarter sales of $1.7 billion increased 4 percent. Organic volumes increased 3 percent and net selling prices rose 1 percent, while product mix was off 1 percent. Currency rates were favorable by 1 percent. Third quarter operating profit of $285 million increased 22 percent. The comparison benefited from organic sales growth and cost savings, partially offset by input cost inflation.
Sales in North America were up 3 percent. Volumes increased approximately 7 percent, while changes in product mix reduced sales 2 percent and net selling prices were off 1 percent. The volume growth included benefits from market share gains, promotion activity and the launch of Viva Vantage paper towels earlier this year.

Sales in K-C International increased 6 percent, including a 1 point benefit from changes in currency rates. Net selling prices increased 7 percent, while volumes and product mix were each off 1 percent. The higher net selling prices were driven by increases in Latin America in response to unfavorable currency rates and cost inflation.
Sales in Europe increased 5 percent. Currency rates were favorable by 5 percent, while lower sales in conjunction with European strategic changes reduced sales 1 percent. Organic volumes rose 2 percent, driven by increases on bathroom tissue, while net selling prices were off 1 percent.
K-C Professional (KCP) Segment
Third quarter sales of $0.9 billion increased 4 percent. Volumes rose 3 percent and changes in currency rates increased sales 1 percent. Third quarter operating profit of $165 million increased 6 percent. The comparison benefited from organic sales growth, cost savings and lower manufacturing-related costs, partially offset by input cost inflation.
Sales in North America decreased 3 percent, driven by lower net selling prices. Overall volumes were even with year-ago levels, as increases in safety products and wipers were offset by declines in washroom and other product categories.
Sales in K-C International increased 14 percent. Volumes rose 7 percent, net selling prices improved 6 percent and product mix advanced 1 percent. The growth was driven by increases in Latin America, along with solid performance in Asia.
Sales in Europe were up 6 percent, including a 4 point benefit from currency rates. Volumes increased 3 percent, while net selling prices were off 1 percent.
Health Care Segment
Third quarter sales of $0.4 billion decreased 3 percent, primarily due to lower net selling prices. Surgical and infection prevention and medical device volumes were both similar to year-ago levels. Third quarter operating profit of $52 million decreased 26 percent, driven by lower sales, unfavorable effects from changes in currency rates and cost inflation.
Year-To-Date Results
For the first nine months of 2014, sales of $16.1 billion increased 1 percent compared to the year-ago period. Organic sales rose more than 4 percent, with higher volumes of 3 percent, increased net selling prices of 2 percent and slightly unfavorable product mix. Foreign currency exchange rates were unfavorable by 2 percent and lower sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 1 percent.
Year-to-date operating profit was $2,494 million in 2014 versus $2,386 million in 2013. Adjusted operating profit of $2,661 million in 2014 increased 7 percent compared to $2,489 million in 2013. Adjusted operating profit comparisons benefited from organic sales growth, FORCE cost savings of $245 million and $25 million of savings from pulp and tissue restructuring actions. Total marketing, research and general expenses were down versus prior-year levels, driven by lower administrative costs. Input costs were $180 million higher overall versus 2013. Foreign currency translation effects reduced operating profit by $45 million and currency transaction effects also negatively impacted the operating profit comparison.
Through nine months, diluted net income per share was $4.25 in 2014 and $4.13 in 2013. Adjusted earnings per share of $4.58 in 2014 increased 6 percent versus $4.33 in 2013. The increase was primarily due to higher adjusted operating profit and a lower share count, partially offset by lower equity income.
Adjusted operating profit and adjusted earnings per share in 2014 exclude transaction and related costs for the company’s spin-off of its health care business, a charge related to a regulatory dispute in the Middle East and restructuring costs for European strategic changes. Adjusted results in 2013 exclude restructuring costs for European strategic changes and a balance sheet remeasurement charge due to the February 2013 devaluation of the Venezuelan bolivar.
Health Care Business Spin-Off (Halyard Health) - Update
In November 2013, Kimberly-Clark announced that it was pursuing a tax-free spin-off of its health care business. The spin-off will create a stand-alone, publicly traded health care company named Halyard Health, Inc. with approximately $1.7 billion in annual net sales and leading market positions in both surgical and infection prevention products and medical devices. Kimberly-Clark expects that the spin-off will be effective at the end of the day on October 31, 2014, the distribution date for the spin-off, subject to market, regulatory and other conditions.
2014 Organization Restructuring
The company is initiating a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. The restructuring is intended to improve Kimberly-Clark’s underlying profitability and increase the company’s flexibility to invest in targeted growth initiatives, brand building and other capabilities critical to delivering future growth.
The restructuring is expected to be completed by the end of 2016, with total costs anticipated to be $130 to $160 million after tax ($190 to $230 million pre-tax). Cash costs are projected to be approximately 80 percent of the total charges. Workforce reductions are expected to be in the range of 1,100 to 1,300 and primarily impact salaried employees. Cumulative pre-tax savings from the restructuring are expected to be $120 to $140 million by the end of 2017.
The company expects that $85 to $105 million of the after tax charges ($125 to $150 million pre-tax) will occur in the fourth quarter of 2014, while savings from the restructuring are not anticipated to be significant until 2015. The company will exclude the restructuring costs when it reports adjusted results in future periods.
Western and Central European Businesses Strategic Changes - Update
In October 2012, Kimberly-Clark initiated strategic changes to its Western and Central European businesses, including the exit of the diaper category, with the exception of the Italian market, divestiture or exit of some lower-margin businesses in certain markets, primarily in the consumer tissue segment, and streamlining of its manufacturing footprint and administrative organization. Related restructuring costs will be incurred through 2014 and are expected to be between $300 and $350 million after tax (slightly higher than $400 million pre-tax). Third quarter 2014 restructuring costs were $1 million pre-tax ($3 million after tax), bringing cumulative costs to $393 million pre-tax ($320 million after tax).
2014 Outlook - Update
Adjusted earnings per share in 2014 are expected to be $5.93 to $6.03 and assume the health care spin-off occurs at the end of October 2014. The company’s previous target was $6.00 to $6.15 per share and assumed a full year of results for the health care business. The updated guidance includes a 10 cent per share impact from the spin-off of the last two months of 2014 health care earnings.
After the spin-off, historical results for health care will be reported as earnings from discontinued operations. The company’s outlook for 2014 adjusted earnings per share of $5.93 to $6.03 includes $5.46 to $5.56 in adjusted earnings from continuing operations and $0.47 of adjusted earnings from discontinued operations. Estimated adjusted earnings from continuing and discontinued operations for full-year 2013 and year-to-date 2013 and 2014 are included later in this press release.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share (including continuing and discontinued operations)

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•
Transaction and related costs for the company’s spin-off of its health care business. In November 2013, the company announced that it was pursuing a tax-free spin-off of its health care business. As a result, the company is incurring incremental costs to evaluate, plan and execute the transaction.

•
Charge related to regulatory dispute in the Middle East. In the first quarter of 2014, the company recorded a non-deductible charge as a result of an adverse court ruling regarding the treatment of capital contributions in prior years to a majority-owned affiliate in the Middle East.

•	Western and Central Europe strategic changes and related restructuring charges. (See previous discussion in this news release.)

•
Balance sheet remeasurement charge due to devaluation of Venezuelan bolivar. In the first quarter of 2013, the company recorded a charge for the remeasurement of the local currency-denominated balance sheet due to the February 2013 devaluation of the Venezuelan bolivar.

•	2014 organization restructuring. (See previous discussion in this news release).

In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates and lower sales in conjunction with European strategic changes and pulp and tissue restructuring actions.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 142-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated costs, scope, timing and financial and other effects of the potential spin-off of the health care business, the 2014 organization restructuring and the Western and Central Europe strategic changes, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, market demand and economic and political conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2013 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended September 30
	2014	2013	Change
Net Sales	$5,442	$5,262	+3.4%
Cost of products sold	3,541	3,457	+2.4%
Gross Profit	1,901	1,805	+5.3%
Marketing, research and general expenses	1,011	990	+2.1%
Other (income) and expense, net	(17)	8	N.M.
Operating Profit	907	807	+12.4%
Interest income	5	6	-16.7%
Interest expense	(71)	(73)	-2.7%
Income Before Income Taxes and Equity Interests	841	740	+13.6%
Provision for income taxes	(290)	(224)	+29.5%
Income Before Equity Interests	551	516	+6.8%
Share of net income of equity companies	31	49	-36.7%
Net Income	582	565	+3.0%
Net income attributable to noncontrolling interests	(20)	(19)	+5.3%
Net Income Attributable to Kimberly-Clark Corporation	$562	$546	+2.9%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.51	$1.43	+5.6%
Diluted	$1.50	$1.42	+5.6%
Cash Dividends Declared	$0.84	$0.81	+3.7%

Common Shares Outstanding	September 30
	2014	2013
Outstanding shares as of	372.5	382.1
Average diluted shares for three months ended	375.9	385.8

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Nine Months Ended September 30
	2014	2013	Change
Net Sales	$16,063	$15,847	+1.4%
Cost of products sold	10,528	10,420	+1.0%
Gross Profit	5,535	5,427	+2.0%
Marketing, research and general expenses	3,014	3,029	-0.5%
Other (income) and expense, net	27	12	+125.0%
Operating Profit	2,494	2,386	+4.5%
Interest income	13	16	-18.8%
Interest expense	(214)	(211)	+1.4%
Income Before Income Taxes and Equity Interests	2,293	2,191	+4.7%
Provision for income taxes	(749)	(685)	+9.3%
Income Before Equity Interests	1,544	1,506	+2.5%
Share of net income of equity companies	114	157	-27.4%
Net Income	1,658	1,663	-0.3%
Net income attributable to noncontrolling interests	(49)	(60)	-18.3%
Net Income Attributable to Kimberly-Clark Corporation	$1,609	$1,603	+0.4%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$4.28	$4.16	+2.9%
Diluted	$4.25	$4.13	+2.9%
Cash Dividends Declared	$2.52	$2.43	+3.7%

Common Shares Outstanding	September 30
	2014	2013
Average diluted shares for nine months ended	378.8	388.0

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended September 30, 2014
	As Reported	Charges for European Strategic Changes	Charges Related to Health Care Spin-off	As Adjusted Non-GAAP
Cost of products sold	$3,541	$1	$10	$3,530
Gross profit	1,901	(1)	(10)	1,912
Marketing, research and general expenses	1,011	—	30	981
Operating profit	907	(1)	(40)	948
Income before income taxes and equity interests	841	(1)	(40)	882
Provision for income taxes	(290)	(2)	(1)	(287)
Effective tax rate	34.5%	—	—	32.5%
Income before equity interests	551	(3)	(41)	595
Net income	582	(3)	(41)	626
Net income attributable to Kimberly-Clark Corporation	562	(3)	(41)	606
Diluted earnings per share(a)	1.50	(0.01)	(0.11)	1.61

	Three Months Ended September 30, 2013
	As Reported	Charges for European Strategic Changes	As Adjusted Non-GAAP
Cost of products sold	$3,457	$6	$3,451
Gross profit	1,805	(6)	1,811
Marketing, research and general expenses	990	5	985
Other (income) and expense, net	8	3	5
Operating profit	807	(14)	821
Income before income taxes and equity interests	740	(14)	754
Provision for income taxes	(224)	4	(228)
Effective tax rate	30.3%	—	30.2%
Income before equity interests	516	(10)	526
Net income	565	(10)	575
Net income attributable to Kimberly-Clark Corporation	546	(10)	556
Diluted earnings per share(a)	1.42	(0.03)	1.44

(a)	"As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Nine Months Ended September 30, 2014
	As Reported	Charges for European Strategic Changes	Charges Related to Health Care Spin-off	Charge Related to Regulatory Dispute in Middle East	As Adjusted Non-GAAP
Cost of products sold	$10,528	$9	$59	$—	$10,460
Gross profit	5,535	(9)	(59)	—	5,603
Marketing, research and general expenses	3,014	4	56	—	2,954
Other (income) and expense, net	27	—	—	39	(12)
Operating profit	2,494	(13)	(115)	(39)	2,661
Income before income taxes and equity interests	2,293	(13)	(115)	(39)	2,460
Provision for income taxes	(749)	1	21	—	(771)
Effective tax rate	32.7%	—	—	—	31.3%
Income before equity interests	1,544	(12)	(94)	(39)	1,689
Net income	1,658	(12)	(94)	(39)	1,803
Net income attributable to noncontrolling interests	(49)	—	—	20	(69)
Net income attributable to Kimberly-Clark Corporation	1,609	(12)	(94)	(19)	1,734
Diluted earnings per share	4.25	(0.03)	(0.25)	(0.05)	4.58

	Nine Months Ended September 30, 2013
	As Reported	Charges for European Strategic Changes	Charge for Venezuelan Bolivar Devaluation	As Adjusted Non-GAAP
Cost of products sold	$10,420	$44	$—	$10,376
Gross profit	5,427	(44)	—	5,471
Marketing, research and general expenses	3,029	20	—	3,009
Other (income) and expense, net	12	3	36	(27)
Operating profit	2,386	(67)	(36)	2,489
Income before income taxes and equity interests	2,191	(67)	(36)	2,294
Provision for income taxes	(685)	15	10	(710)
Effective tax rate	31.3%	—	—	31.0%
Income before equity interests	1,506	(52)	(26)	1,584
Net income	1,663	(52)	(26)	1,741
Net income attributable to Kimberly-Clark Corporation	1,603	(52)	(26)	1,681
Diluted earnings per share	4.13	(0.13)	(0.07)	4.33

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	September 30, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$1,431	$1,054
Accounts receivable, net	2,542	2,545
Inventories	2,281	2,233
Other current assets	667	718
Total Current Assets	6,921	6,550
Property, Plant and Equipment, Net	7,692	7,948
Investments in Equity Companies	335	382
Goodwill	3,129	3,181
Other Intangible Assets	215	243
Other Assets	584	615
TOTAL ASSETS	$18,876	$18,919

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$773	$375
Redeemable preferred securities of subsidiary	506	506
Trade accounts payable	2,597	2,598
Accrued expenses	2,071	2,060
Dividends payable	313	309
Total Current Liabilities	6,260	5,848
Long-Term Debt	5,633	5,386
Noncurrent Employee Benefits	1,090	1,312
Deferred Income Taxes	902	817
Other Liabilities	371	344
Redeemable Preferred and Common Securities of Subsidiaries	72	72
Stockholders' Equity
Kimberly-Clark Corporation	4,265	4,856
Noncontrolling Interests	283	284
Total Stockholders' Equity	4,548	5,140
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,876	$18,919

2014 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Operating Activities
Net income	$582	$565	$1,658	$1,663
Depreciation and amortization	220	208	655	641
Asset impairments	—	42	42	42
Stock-based compensation	15	21	51	73
Deferred income taxes	(6)	58	57	128
Net (gains) losses on asset dispositions	(6)	(5)	(11)	—
Equity companies' earnings in excess of dividends paid	9	(9)	(27)	(75)
(Increase) decrease in operating working capital	152	29	(63)	(259)
Postretirement benefits	16	13	(119)	(135)
Other	(6)	(10)	12	17
Cash Provided by Operations	976	912	2,255	2,095
Investing Activities
Capital spending	(291)	(203)	(730)	(697)
Acquisitions of businesses	—	(30)	—	(32)
Proceeds from dispositions of property	27	27	36	113
Proceeds from sales of investments	3	6	96	16
Investments in time deposits	(10)	(46)	(123)	(46)
Maturities of time deposits	9	46	191	66
Other	18	1	5	(10)
Cash Used for Investing	(244)	(199)	(525)	(590)
Financing Activities
Cash dividends paid	(315)	(311)	(942)	(913)
Change in short-term borrowings	(126)	289	153	22
Debt proceeds	5	3	621	889
Debt repayments	(3)	(502)	(109)	(542)
Cash paid on redeemable preferred securities of subsidiaries	(8)	(7)	(22)	(21)
Proceeds from exercise of stock options	17	18	98	164
Acquisitions of common stock for the treasury	(205)	(165)	(1,122)	(959)
Other	(7)	(1)	—	7
Cash Used for Financing	(642)	(676)	(1,323)	(1,353)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(28)	(18)	(30)	(79)
Increase (Decrease) in Cash and Cash Equivalents	62	19	377	73
Cash and Cash Equivalents - Beginning of Period	1,369	1,160	1,054	1,106
Cash and Cash Equivalents - End of Period	$1,431	$1,179	$1,431	$1,179

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2014	2013	Change	2014	2013	Change
NET SALES

Personal Care	$2,475	$2,383	+3.9%	$7,299	$7,170	+1.8%
Consumer Tissue	1,697	1,626	+4.4%	5,024	4,969	+1.1%
K-C Professional	873	843	+3.6%	2,531	2,477	+2.2%
Health Care	392	403	-2.7%	1,186	1,201	-1.2%
Corporate & Other	5	7	N.M.	23	30	N.M.
TOTAL NET SALES	$5,442	$5,262	+3.4%	$16,063	$15,847	+1.4%

OPERATING PROFIT

Personal Care	$483	$427	+13.1%	$1,393	$1,300	+7.2%
Consumer Tissue	285	233	+22.3%	782	713	+9.7%
K-C Professional	165	155	+6.5%	455	459	-0.9%
Health Care	52	70	-25.7%	187	168	+11.3%
Corporate & Other(a)	(95)	(70)	N.M.	(296)	(242)	N.M.
Other (income) and expense, net	(17)	8	N.M.	27	12	+125.0%
TOTAL OPERATING PROFIT	$907	$807	+12.4%	$2,494	$2,386	+4.5%

(a)
Corporate & Other includes charges related to the European strategic changes of $1 and $11 for the three months ended September 30, 2014 and 2013, respectively, and $13 and $64 for the nine months ended September 30, 2014 and 2013, respectively. In addition, Corporate & Other includes $40 and $115 for charges related to the spin-off of our health care business for the three and nine months ended September 30, 2014, respectively.

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2014
	Total	Organic Volume	Restructuring Impact(a)	Net Price	Mix/ Other(b)	Currency

Consolidated	3.4	2	—	2	(1)	—
Personal Care	3.9	2	—	3	—	(1)
Consumer Tissue	4.4	3	—	1	(1)	1
K-C Professional	3.6	3	—	—	—	1
Health Care	(2.7)	—	—	(3)	—	—

	Nine Months Ended September 30, 2014
	Total	Organic Volume	Restructuring Impact(a)	Net Price	Mix/ Other(b)	Currency

Consolidated	1.4	3	(1)	2	(1)	(2)
Personal Care	1.8	4	(1)	2	—	(3)
Consumer Tissue	1.1	1	(2)	2	—	—
K-C Professional	2.2	2	—	1	—	(1)
Health Care	(1.2)	1	—	(2)	—	—

(a)	Lower sales related to the European strategic changes and the 2011 and 2012 pulp and tissue restructuring actions.

(b)	Mix/Other includes rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
ADDITIONAL NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

NINE MONTHS ENDED SEPTEMBER 30	2014		2013
	Net Income Attributable to KCC	Diluted Earnings Per Share	Net Income Attributable to KCC	Diluted Earnings Per Share
As adjusted earnings Non-GAAP	$1,734	$4.58	$1,681	$4.33
Separation of health care business(a)	(159)	(0.42)	(150)	(0.39)
Rounding	—	—	—	0.01
As adjusted earnings from continuing operations(b)	$1,575	$4.16	$1,531	$3.95

FULL YEAR 2013 EARNINGS	Income	Diluted Earnings Per Share

Previously reported adjusted earnings	$2,234	$5.77
Separation of health care business(a)	(203)	(0.52)
Rounding	—	(0.01)
Adjusted earnings from continuing operations(b)	2,031	5.24

Previously reported adjusted earnings	$2,234	$5.77
Adjustments for:
Charges for European strategic changes	(66)	(0.17)
Charge for devaluation of Venezuelan bolivar	(26)	(0.07)
Net income attributable to Kimberly-Clark Corporation	$2,142	$5.53

(a)
Represents health care operating results, excluding overhead costs previously allocated to health care that will remain part of Kimberly-Clark after the spin-off, all net of income taxes. Expected to be equivalent to adjusted earnings from discontinued operations after the spin-off of the health care business.

(b)	Expected to be equivalent to adjusted earnings from continuing operations after the spin-off of the health care business.

Unaudited

KIMBERLY-CLARK CORPORATION
ADDITIONAL NON-GAAP RECONCILIATIONS (OUTLOOK)

	Estimated Range

ESTIMATED FULL YEAR 2014 DILUTED EARNINGS PER SHARE

Adjusted earnings per share(a)	$5.93	-	$6.03
Separation of health care business(b)	(0.47)	-	(0.47)
Adjusted earnings per share from continuing operations(c)	$5.46	-	$5.56

Adjusted earnings per share(a)	$5.93	-	$6.03
Adjustments for:
Charges related to spin-off of health care business(d)	(0.25)	-	(0.25)
Charge related to regulatory dispute in Middle East	(0.05)	-	(0.05)
Charges for European strategic changes	(0.07)	-	(0.06)
Charges related to 2014 organization restructuring	(0.28)	-	(0.23)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.28	-	$5.44

ESTIMATED FULL YEAR 2014 EFFECTIVE TAX RATE

Adjusted effective tax rate	31.0%	-	32.5%
Adjustments for:
Charges related to spin-off of health care business(d)	0.5	-	0.5
Charge related to regulatory dispute in Middle East	0.4	-	0.4
Charges for European strategic changes	0.1	-	0.2
Charges related to 2014 organization restructuring	—		0.1
Effective tax rate	32.0%	-	33.7%

(a)	Includes 10 months of operating results of the health care business prior to the spin-off effective October 31, 2014.

(b)
Represents 10 months of health care operating results, excluding overhead costs previously allocated to health care that will remain part of Kimberly-Clark after the spin-off, all net of income taxes. Expected to be equivalent to adjusted earnings from discontinued operations after the spin-off of the health care business.

(c)	Expected to be equivalent to adjusted earnings from continuing operations after the spin-off of the health care business.

(d)	Represents charges through September 30, 2014.

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

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